EXHIBIT 99.1

                                  PRESS RELEASE

      PENNENGINEERING(R)
                                          Contact: Investor Relations Department
                                                                   Mark W. Simon
                                                               Richard F. Davies
                                                                  (215) 766-3660

                  PENNENGINEERING ANNOUNCES FOURTH QUARTER 2001 WILL BE
                               BELOW EXPECTATIONS

Danboro, PA. January 7, 2002 - PennEngineering (NYSE: PNN, NYSE: PNNA) today announced that preliminary results indicate that 2001 fourth quarter sales and earnings will be below previous expectations. Consolidated sales for the quarter ended December 31, 2001 are expected to be between $30 and $32 million and on a diluted basis, the Company expects a loss between $.14 and $.16 per share. For the year ended December 31, 2001 the Company expects earnings, on a diluted basis, to be between $.52 and $.54 per share. The anticipated turnaround in the PC, telecommunications, server, and electronic markets did not occur in the fourth quarter and the resulting decline in fastener orders adversely affected consolidated sales. In addition to lower sales, termination costs due to the closing of the Company's Suffolk plant has negatively impacted fourth quarter earnings by approximately $1.3 million.

The Company is seeing a slight increase in new orders, and we expect first quarter 2002 consolidated sales to be 5% to 8% higher than 2001 fourth quarter consolidated sales. With the cost reduction measures implemented in 2001, taking effect in 2002, we anticipate that earnings per share, on a fully diluted basis, to be near breakeven to slightly positive in the first quarter of 2002.

About PennEngineering
---------------------

PennEngineering provides value-added solutions to leading worldwide computer, electronics, telecommunications, and automotive OEMs. Founded in 1942, PennEngineering is a global company headquartered in Danboro, Pennsylvania with manufacturing locations in North Carolina, Ohio, Pennsylvania, and Galway, Ireland and distribution offices in the United States, England, Singapore and independent distribution facilities in more than 40 countries. More information about PennEngineering is available at www.penn-eng.com.
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Forward Looking Statement Information:

Statements in this press release, other than statements of historical data, are considered forward looking statements under the Private Securities Litigation Act of 1995. These statements are subject to various risks and uncertainties that could cause actual results to differ from those contemplated in these statements. These factors are discussed in the Company's Securities and Exchange Commission filings.